Exhibit 3.1

Companies Act (Revised)

Company Limited by Shares

Haoxi Health Technology Limited

FOURTH AMENDED AND RESTATED

memorandum of association

(adopted by special resolution passed on November 22 2023)

Companies Act (Revised)

Company Limited by Shares

Fourth Amended and Restated Memorandum of Association

of

Haoxi Health Technology Limited

(adopted by special resolution passed on November 22 2023)

1	The name of the Company is Haoxi Health Technology Limited.

2	The Company’s registered office will be situated at the office of Quality Corporate Services Ltd., Suite 102, Cannon Place, North Sound Road, P.O. Box 712, Grand Cayman KY1-9006, Cayman Islands or at such other place in the Cayman Islands as the directors may at any time decide.

3	The Company’s objects are unrestricted. As provided by section 7(4) of the Companies Act (Revised), the Company has full power and authority to carry out any object not prohibited by any law of the Cayman Islands.

4	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by section 27 (2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit.

5	Unless licensed to do so, the Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of its business carried on outside the Cayman Islands. Despite this, the Company may effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands any of its powers necessary for the carrying on of its business outside the Cayman Islands.

6	The Company is a company limited by shares and accordingly the liability of each member is limited to the amount (if any) unpaid on that member’s shares.

7	The share capital of the Company is USD20,000 divided into (i) 150,000,000 Class A ordinary shares of USD0.0001 par value each and (ii) 50,000,000 Class B ordinary shares of USD0.0001 par value each. Subject to the Companies Act (Revised) and the Company’s articles of association, the Company has power to do any one or more of the following:

(a)	to redeem or repurchase any of its shares; and

(b)	to increase or reduce its capital; and

(c)	to issue any part of its capital (whether original, redeemed, increased or reduced):

(i)	with or without any preferential, deferred, qualified or special rights, privileges or conditions; or

(ii)	subject to any limitations or restrictions

and unless the condition of issue expressly declares otherwise, every issue of shares (whether declared to be ordinary, preference or otherwise) is subject to this power; or

(d)	to alter any of those rights, privileges, conditions, limitations or restrictions.

8	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.